Exhibit 5.1

April 16, 2012

Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan  48801

Re:           Registration Statement on Form S-1 filed by Firstbank Corporation

Ladies and Gentlemen:

We have acted as counsel for Firstbank Corporation, a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 16, 2012, pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement, including the Prospectus (the “Prospectus”) relates to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, of the following securities of the Company:

(a)	33,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) of the Company, no par value per share and liquidation preference $1,000 per share;

(b)	a warrant to purchase 578,947 shares of the Company’s common stock (the “Warrant”); and

(c)	578,947 shares of common stock of the Company, no par value per share issuable upon exercise of the Warrant (the “Warrant Shares”).

The Series A Preferred Stock and the Warrant were issued by the Company to the United States Department of the Treasury (“Treasury”) on January 30, 2009, pursuant to that certain Letter Agreement, dated as of January 30, 2009, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement Standard Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program. The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares”) representing fractional interests in the Series A Preferred Stock, which may be resold in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that the Company deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement.

For purposes of giving the opinions hereinafter set forth, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, originals or copies of the following:

(a)	The Restated Articles of Incorporation of the Company, as filed with the State of Michigan on April 6, 2009 (“Articles of Incorporation”);

(b)	The Amended and Restated By-Laws of the Company (“By-Laws”);

(c)	The Registration Statement, including the Prospectus;

(d)	The Purchase Agreement;

(e)	The Warrant;

(f)
Resolutions adopted by the Company’s Board of Directors on January 26, 2009 to approve the Purchase Agreement, the Warrant and other matters in connection with the Agreement, including the establishment, designation, issuance and sale of the Series A Preferred Stock, the issuance and sale of the Warrant and the Registration Statement; and

(g)	A Certificate of Good Standing for the Company, dated April 16, 2012, obtained from the Secretary of State.

The opinions set forth below are subject to the following limitations, qualifications and assumptions:

We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed, reproduced or electronic copies. As to facts material to the opinions and assumptions expressed herein, we have, with your consent, relied on oral or written statements and representations of officers and other representatives of the Company and others, including, but not limited to, the representations and warranties of the Company in the Purchase Agreement (including the Standard Terms) and the Warrant referenced above. We have not independently verified such matters. Our opinion regarding the Preferred Stock and the Warrant that they are fully paid and nonassessable is based solely on a certificate from an officer of the Company confirming the Company’s receipt of the consideration required by the Purchase Agreement. We assume that all action required to register and qualify the securities for sale under all applicable state securities laws will be accomplished prior to the offer and sale of the securities.

Based on the foregoing and subject to such legal considerations as we have deemed relevant, we are of the opinion that:

(1)           The shares of Series A Preferred Stock have been duly authorized, validly issued, fully paid, and non-assessable.

(2)           The Warrant has been duly authorized and constitutes the valid and binding obligation of the Company.

(3)           The Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

(4)           With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “ Depositary ”) by the Company deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s Articles of Incorporation or By-Laws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series A Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to (i) the federal laws of the United States of America and (ii) the laws of the State of Michigan, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us as special counsel for the Company under the caption “Experts” in the prospectus comprising a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This letter is furnished solely with respect to the Registration Statement and is not to be used for any other purpose.

Sincerely yours,

Varnum LLP

/s/ Varnum LLP